Press Release
TechnipFMC Announces Second Quarter 2023 Results

•Subsea orders of $4.1 billion; record inbound for both iEPCI™ and Subsea 2.0™
•Outlook for Subsea orders revised higher; full-year expected to reach $9 billion
•Total Company backlog increased 25% sequentially to $13.3 billion
•Cash flow from operations of $156 million; free cash flow of $103 million
•Initiated quarterly dividend; repurchase authorization increased to $800 million
•Commitment to distribute more than 60% of annual free cash flow through at least 2025

NEWCASTLE & HOUSTON, July 27, 2023 — TechnipFMC plc (NYSE: FTI) (the “Company” or “TechnipFMC”) today reported second quarter 2023 results.
Summary Financial Results from Continuing Operations
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions, except per share amounts)	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Sequential	Year-over-Year
Revenue	$1,972.2	$1,717.4	$1,717.2	14.8%	14.8%
Income (loss)	$(87.2)	$0.4	$2.1	n/m	n/m
Income (loss) margin	(4.4%)	0.0%	0.1%	n/m	n/m
Diluted earnings (loss) per share	$(0.20)	$0.00	$0.00	n/m	n/m

Adjusted EBITDA	$205.9	$157.5	$186.5	30.7%	10.4%
Adjusted EBITDA margin	10.4%	9.2%	10.9%	120 bps	(50 bps)
Adjusted income	$44.0	$1.0	$8.4	n/m	423.8%
Adjusted diluted earnings per share	$0.10	$0.00	$0.02	n/m	400.0%

Inbound orders	$4,447.3	$2,858.9	$2,201.7	55.6%	102.0%
Backlog	$13,278.6	$10,607.4	$9,039.4	25.2%	46.9%
n/m - not meaningful

Total Company revenue in the second quarter was $1,972.2 million. Loss from continuing operations attributable to TechnipFMC was $87.2 million. These results included after-tax charges and credits totaling $131.2 million of expense, or $0.30 per share, which included the following (Exhibit 6):
•An incremental non-recurring legal settlement charge related to the previously disclosed final resolution of all outstanding matters with the French national prosecutor’s office of $126.5 million; and
•Restructuring and other charges of $4.7 million.
Adjusted income from continuing operations was $44 million, or $0.10 per diluted share (Exhibit 6).

TechnipFMC.com	Page 1 of 28

Adjusted EBITDA, which excludes pre-tax charges and credits, was $205.9 million; adjusted EBITDA margin was 10.4 percent (Exhibit 8).
Included in total Company results was a foreign exchange loss of $48.3 million, or $45.2 million after-tax. When excluding the after-tax impact of foreign exchange of $45.2 million, loss from continuing operations was $42 million. Adjusted EBITDA, excluding foreign exchange, was $254.2 million (Exhibit 8).

Shareholder Distribution Update
On July 26, 2023, the Company announced that its Board of Directors (the “Board”) authorized and declared a quarterly cash dividend of $0.05 per share. The Company intends to pay dividends on a quarterly basis, and this dividend represents $0.20 per share on an annualized basis.
The Board also authorized additional share repurchase of up to $400 million. Together with the existing program, the Company’s total share repurchase authorization was increased to $800 million, of which $200 million has been completed to date. The remaining authorization to repurchase up to $600 million represents more than seven percent of the Company’s outstanding shares at yesterday’s closing price.

TechnipFMC.com	Page 2 of 28

Doug Pferdehirt, Chair and CEO of TechnipFMC, stated, “Our second quarter results reflect both strong operational performance and continued delivery on our financial commitments. Total Company revenue for the quarter was $2 billion, with adjusted EBITDA of $254 million when excluding foreign exchange. Both Subsea and Surface Technologies delivered sequential improvement in adjusted EBITDA margin, including a 420 basis point increase in Subsea to 14.4%, the highest quarterly margin since 2018.”
Pferdehirt continued, “Subsea inbound orders of $4.1 billion were exceptionally strong in the period, driving sequential growth of 29% in segment backlog to $12.1 billion. Subsea orders included six integrated projects, including the direct award of our largest iEPCI™ to date, a contract from Equinor for the BM-C-33 development in Brazil. Year-to-date, iEPCI™ has accounted for more than 50% of our order intake. We continue to expect iEPCI™ to achieve its highest ever inbound in 2023, enabled by a record level of iFEED™ activity that often converts to direct award.”
“We continue to drive further adoption of our Subsea 2.0™ platform, with more clients recognizing the benefits of our configure-to-order product portfolio. In the quarter, we signed a 20-year frame agreement with Chevron, and we were awarded projects by Equinor and ExxonMobil that will utilize this unique technology.”
Pferdehirt added, “Subsea inbound for the first half of the year totaled $6.7 billion, giving us confidence to raise our full year outlook. We now expect orders to reach $9 billion in 2023. We anticipate 70% of these orders will come from a combination of iEPCI™, Subsea Services and all other direct awards, highlighting the quality of our inbound.”
“The market backdrop remains very strong. The FEED pipeline continues to expand, with more projects in advanced stages moving towards final investment decision. Our Subsea Opportunities List, which highlights projects available over the next 24 months, remains robust. Longer-term visibility is also improving, with clients securing capacity for projects that extend to 2030. These are among the many tangible signs that support our view that this will be an extended market cycle.”
Pferdehirt continued, “Demonstrating our continued commitment to maximize shareholder value, we have initiated a quarterly dividend and doubled the size of our existing share repurchase authorization to $800 million. These actions build upon the $200 million of shares we repurchased over the last 12 months.”
“We also announced a new commitment to return more than 60% of our annual free cash flow to shareholders through at least 2025. This is supported by our confidence in achieving sustainable improvement in our financial performance and the strength of our long-term outlook. We intend to distribute a material portion of the improved returns to shareholders, and at the same time further strengthen our balance sheet.”
Pferdehirt concluded, “We have strategically placed ourselves in a very differentiated position. More than 90 percent of our total Company orders and revenue are generated outside the North America land market. We are fundamentally changing the way we operate our business to ensure that we create greater value for all stakeholders. This is clearly being recognized by the market, with the quarter representing the highest level of inbound activity for both iEPCI™ and Subsea 2.0™ in our Company’s history. We look forward to sharing future milestones with you as we continue our more ambitious journey ahead.”

TechnipFMC.com	Page 3 of 28

Operational and Financial Highlights

Subsea

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Sequential	Year-over-Year
Revenue	$1,618.4	$1,387.6	$1,414.6	16.6%	14.4%
Operating profit	$153.4	$66.8	$97.1	129.6%	58.0%
Operating profit margin	9.5%	4.8%	6.9%	470 bps	260 bps
Adjusted EBITDA	$233.8	$141.9	$176.0	64.8%	32.8%
Adjusted EBITDA margin	14.4%	10.2%	12.4%	420 bps	200 bps

Inbound orders	$4,114.5	$2,536.5	$1,928.0	62.2%	113.4%
Backlog[1,2,3]	$12,088.5	$9,395.3	$7,926.3	28.7%	52.5%

Estimated Consolidated Backlog Scheduling (In millions)	Jun. 30, 2023
2023 (6 months)	$2,353
2024	$4,272
2025 and beyond	$5,464
Total	$12,089
[1] Backlog as of June 30, 2023 was increased by a foreign exchange impact of $189 million.
[2] Backlog does not capture all revenue potential for Subsea Services.
[3] Backlog as of June 30, 2023 does not include total Company non-consolidated backlog of $350 million.

Subsea reported second quarter revenue of $1,618.4 million, an increase of 16.6 percent from the first quarter. The sequential revenue improvement was largely driven by increased project activity in South America, the North Sea, and the Gulf of Mexico. Services revenue also increased due to seasonal improvement, including higher installation and intervention activity.
Subsea reported an operating profit of $153.4 million, an increase of 129.6 percent from the first quarter. Sequential operating results increased primarily due to higher revenue, improved margins in backlog, and increased installation and services activity.
Subsea reported adjusted EBITDA of $233.8 million. Adjusted EBITDA increased by 64.8 percent when compared to the first quarter, benefiting from the same factors that drove operating profit. Adjusted EBITDA margin increased 420 basis points to 14.4 percent.

TechnipFMC.com	Page 4 of 28

Subsea inbound orders were $4.1 billion for the quarter. Book-to-bill was 2.5x. The following awards were announced and included in the period:
•ExxonMobil Uaru Project (Guyana)
Large* contract by ExxonMobil Corporation affiliate, Esso Exploration and Production Guyana Limited, to supply the subsea production system for the Uaru project. TechnipFMC will provide project management, engineering, and manufacturing to deliver the overall subsea production system. The award covers 44 subsea trees and associated tooling, as well as 12 manifolds and associated controls and tie-in equipment. This is ExxonMobil Guyana’s first project utilizing the Subsea 2.0™ system, which leverages the Company’s configure-to-order model to deliver on an accelerated schedule.
*A “large” contract is between $500 million and $1 billion.
•Equinor BM-C-33 iEPCI™ Project (Brazil)
Major* integrated Engineering, Procurement, Construction, and Installation (iEPCI™) project by Equinor Energy do Brasil Ltda., a subsidiary of Equinor ASA (Equinor). The award follows the conclusion of an integrated Front End Engineering and Design (iFEED™) study of the BM-C-33 field offshore Brazil. The field is in water depths up to approximately 2,900 meters. The contract covers the entire subsea system, including Subsea 2.0™ tree systems, manifolds, jumpers, risers and flowlines, umbilicals, pipeline end terminations, subsea distribution and topside control equipment, and installation. TechnipFMC will also be responsible for life-of-field services.
*A “major” contract is more than $1 billion.
•Equinor Riserless Light Well Intervention Contract (Norway)
Significant* contract by Equinor to provide riserless light well intervention (RLWI) services on the Norwegian Continental Shelf. The two-year contract runs from 2024 to 2025, with options to extend for each of the three subsequent years. TechnipFMC will provide production enhancement, production data, and pre-plug-and-abandonment services to Equinor using the RLWI method. RLWI enables well interventions from a monohull vessel, eliminating the need for a riser and the rig required to connect the riser to the subsea well. Instead, remotely operated Well Control Systems are used to facilitate operations on the seabed. This reduces cost and complexity, increases efficiency, and accelerates the timeframe for increased production.
*A “significant” contract is between $75 million and $250 million.
•Shell Dover iEPCI™ Development (Gulf of Mexico)
Significant* integrated Engineering, Procurement, Construction, and Installation (iEPCI™) contract by Shell plc for its Dover development in the Gulf of Mexico. TechnipFMC will supply the subsea tree systems in addition to the engineering, procurement, construction and installation of the umbilical, riser, and flowline systems. The Dover development will tie back to the Appomattox platform, where TechnipFMC previously supplied and installed the subsea production systems.
*A “significant” contract is between $75 million and $250 million.

TechnipFMC.com	Page 5 of 28

•Woodside Julimar Phase 3 Development (Australia)
Significant* contract by Woodside Energy** to engineer, procure, construct, and install flexible pipes and umbilicals for the Julimar Phase 3 development, offshore Western Australia. The Company will tie back four subsea gas wells in the Carnarvon Basin to the existing Julimar subsea infrastructure producing to the Wheatstone platform, using high pressure, high temperature (HPHT) flexible pipe and steel tube umbilicals.
*A “significant” contract is between $75 million and $250 million.
**Woodside Energy Julimar Pty Ltd (Woodside Energy) is operator on behalf of the Julimar joint venture participants. The participants are Woodside Energy (65%) and KUFPEC Australia (Julimar) Pty Ltd (35%).
•Azule Energy Block 18 Infills Development (Angola)
Significant* contract by Azule Energy to supply subsea production systems for the Block 18 Infills development, offshore Angola. It is TechnipFMC’s first subsea production systems contract with Azule Energy, and follows the announcement of a flexible pipe supply contract for Azule’s Agogo Integrated West Hub Development. The existing field layout will be reconfigured to accommodate new equipment that will continue to support Azule’s production increase plan. TechnipFMC will design and manufacture subsea trees, a manifold, subsea distribution equipment, and topside controls, as well as jumpers, flowlines and umbilicals.
*A “significant” contract is between $75 million and $250 million.
•OMV Berling Gas iEPCI™ Development (Norway)
Significant* integrated Engineering, Procurement, Construction, and Installation (iEPCI™) contract by OMV (Norge) AS for its Berling gas development project. It will be OMV’s first iEPCI™ project in Norway as operator. TechnipFMC will design and install the subsea production systems, controls, pipelines, and umbilicals for the development on the Norwegian Continental Shelf. The award follows a six-month integrated Front End Engineering and Design (iFEED™) study, which optimized the field layout and improved the project’s economics by confirming the suitability of thermally insulated pipe-in-pipe technology for the flowline used in this tieback.
*A “significant” contract is between $75 million and $250 million.

Additionally, we secured the following frame agreement in the period:

•Chevron 20-Year Subsea 2.0™ Frame Agreement (Australia)
TechnipFMC signed a 20-year framework agreement with Chevron Australia Pty Ltd, under which TechnipFMC may provide Subsea 2.0™ configure-to-order subsea production systems for gas field developments off Australia’s northwest coast. The agreement covers the supply of wellheads, tree systems, manifolds, controls, flexible jumpers, and flying leads. Deliveries under this framework agreement will utilize TechnipFMC’s worldwide expertise and knowledge base, with the production systems manufactured at the Company’s dedicated Subsea 2.0™ facility in Nusajaya, Malaysia.

TechnipFMC.com	Page 6 of 28

Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Sequential	Year-over-Year
Revenue	$353.8	$329.8	$302.6	7.3%	16.9%
Operating profit	$25.7	$22.4	$10.0	14.7%	157.0%
Operating profit margin	7.3%	6.8%	3.3%	50 bps	400 bps
Adjusted EBITDA	$46.9	$40.3	$32.4	16.4%	44.8%
Adjusted EBITDA margin	13.3%	12.2%	10.7%	110 bps	260 bps

Inbound orders	$332.8	$322.4	$273.7	3.2%	21.6%
Backlog	$1,190.1	$1,212.1	$1,113.1	(1.8%)	6.9%

Surface Technologies reported second quarter revenue of $353.8 million, an increase of 7.3 percent from the first quarter. The sequential revenue improvement was driven primarily by higher activity in the Middle East and North America.
Surface Technologies reported operating profit of $25.7 million, an increase of 14.7 percent versus the first quarter. Sequential operating results increased primarily due to higher revenue and improved operational performance. Results in the period were negatively impacted by $3.9 million of higher restructuring and other charges.
Surface Technologies reported adjusted EBITDA of $46.9 million. Adjusted EBITDA increased by 16.4 percent when compared to the first quarter. Results increased largely due to higher revenue and improved operational performance. Adjusted EBITDA margin increased 110 basis points to 13.3 percent.
Inbound orders for the quarter were $332.8 million, a sequential increase of 3.2 percent. Backlog ended the period at $1,190.1 million.

TechnipFMC.com	Page 7 of 28

Corporate and Other Items (three months ended, June 30, 2023)
Corporate expense was $153.5 million. Excluding a non-recurring legal settlement charge totaling $126.5 million, corporate expense was $27 million.
The non-recurring legal settlement charge in the period was related to the resolution of all outstanding matters with the French national prosecutor’s office. As previously disclosed, TechnipFMC is responsible for $195 million (€179.5 million) of the legal settlement. The charge represented an increase to the existing provision to reflect the value of the total liability.
Foreign exchange loss was $48.3 million, primarily due to the significant depreciation of the Angolan Kwanza in the period.
Net interest expense was $30.3 million.
The provision for income taxes was $43.3 million.
Total depreciation and amortization was $97 million.
Cash provided by operating activities from continuing operations was $156.2 million. Capital expenditures were $52.8 million. Free cash flow from continuing operations was $103.4 million (Exhibit 11).
The Company ended the period with cash and cash equivalents of $585.2 million; net debt was $844 million (Exhibit 10).
During the quarter, the Company repurchased 3.6 million of its ordinary shares for total consideration of $50 million. For the six months ended June 30, 2023, the Company repurchased 6.9 million shares for total consideration of $100 million.

TechnipFMC.com	Page 8 of 28

2023 Full-Year Financial Guidance1
The Company’s full-year guidance for 2023 can be found in the table below. No updates were made to the previous guidance that was issued on February 23, 2023.

2023 Guidance (As of February 23, 2023)

Subsea	Surface Technologies
Revenue in a range of $5.9 - 6.3 billion	Revenue in a range of $1.3 - 1.45 billion

Adjusted EBITDA margin in a range of 12.5 - 13.5%	Adjusted EBITDA margin in a range of 12 - 14%

TechnipFMC
Corporate expense, net $100 - 110 million
(includes depreciation and amortization of ~$5 million; excludes charges and credits)

Net interest expense $100 - 110 million

Tax provision, as reported $155 - 165 million

Capital expenditures approximately $250 million

Free cash flow[2] $225 - 375 million

1 Our guidance measures of adjusted EBITDA, adjusted EBITDA margin, free cash flow, and adjusted corporate expense, net are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.
2 Free cash flow is calculated as cash flow from operations less capital expenditures.

TechnipFMC.com	Page 9 of 28

Teleconference
The Company will host a teleconference on Thursday, July 27, 2023 to discuss the second quarter 2023 financial results. The call will begin at 1:30 p.m. London time (8:30 a.m. New York time). Webcast access and an accompanying presentation can be found at www.TechnipFMC.com.
An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

TechnipFMC.com	Page 10 of 28

###
About TechnipFMC

TechnipFMC is a leading technology provider to the traditional and new energy industries; delivering fully integrated projects, products, and services.

With our proprietary technologies and comprehensive solutions, we are transforming our clients’ project economics, helping them unlock new possibilities to develop energy resources while reducing carbon intensity and supporting their energy transition ambitions.

Organized in two business segments — Subsea and Surface Technologies — we will continue to advance the industry with our pioneering integrated ecosystems (such as iEPCI™, iFEED™ and iComplete™), technology leadership and digital innovation.

Each of our approximately 20,000 employees is driven by a commitment to our clients’ success, and a culture of strong execution, purposeful innovation, and challenging industry conventions.

TechnipFMC uses its website as a channel of distribution of material company information. To learn more about how we are driving change in the industry, go to www.TechnipFMC.com and follow us on Twitter @TechnipFMC.

This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements usually relate to future events, market growth and recovery, growth of our new energies business and anticipated revenues, earnings, cash flows, our expectation on shareholder distributions through cash dividend and stock repurchases, or other aspects of our operations or operating results. Forward-looking statements are often identified by words such as “commit,” “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs, and assumptions concerning future developments and business conditions and their potential effect on us. While management believes these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause future results to differ materially from our historical experience and our present expectations or projections, including unpredictable trends in the demand for and price of crude oil and natural gas; competition and unanticipated changes relating to competitive factors in our industry, including ongoing industry consolidation; the COVID-19 pandemic and any resurgence thereof; our inability to develop, implement and protect new technologies and services and intellectual property related thereto, including new technologies and services for our New Energy business; the cumulative loss of major contracts, customers or alliances and unfavorable credit and commercial terms of certain contracts; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; the refusal of DTC to act as depository agency for our shares; the impact of our existing and future indebtedness and the restrictions on our operations by terms of the agreements governing our existing indebtedness; the risks caused by our acquisition and divestiture activities; additional costs or risks from increasing scrutiny and expectations regarding ESG matters; uncertainties related to our investments in New Energy business; the risks caused by fixed-price contracts; our failure to timely deliver our backlog; our reliance on subcontractors, suppliers and our joint venture partners; a failure or breach of our IT infrastructure or that of our subcontractors, suppliers or joint venture partners, including as a result of cyber-attacks; risks of pirates endangering our maritime employees and assets; any delays and cost overruns of new capital asset construction projects for vessels and manufacturing facilities; potential liabilities inherent in the industries in which we operate or have

TechnipFMC.com	Page 11 of 28

operated; our failure to comply with existing and future laws and regulations, including those related to environmental protection, climate change, health and safety, labor and employment, import/export controls, currency exchange, bribery and corruption, taxation, privacy, data protection and data security; the additional restrictions on dividend payouts or share repurchases as an English public limited company; uninsured claims and litigation against us; tax laws, treaties and regulations and any unfavorable findings by relevant tax authorities; potential departure of our key managers and employees; adverse seasonal and weather conditions and unfavorable currency exchange rates; risk in connection with our defined benefit pension plan commitments; and our inability to obtain sufficient bonding capacity for certain contracts, and other risks as discussed in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our other reports subsequently filed with the Securities and Exchange Commission.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor relations

Matt Seinsheimer
Senior Vice President, Investor Relations and Corporate Development
Tel: +1 281 260 3665
Email: Matt Seinsheimer

James Davis
Director, Investor Relations
Tel: +1 281 260 3665
Email: James Davis
Media relations Catie Tuley Director, Public Relations Tel: +1 281 591 5405 Email: Catie Tuley David Willis Senior Manager, Public Relations Tel: +44 7841 492988 Email: David Willis

TechnipFMC.com	Page 12 of 28

Exhibit 1
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022

Revenue	$1,972.2	$1,717.4	$1,717.2	$3,689.6	$3,273.0
Costs and expenses	1,813.7	1,666.4	1,640.2	3,480.1	3,185.6
	158.5	51.0	77.0	209.5	87.4

Other income (expense), net	(181.2)	12.9	7.3	(168.3)	53.5
Income from investment in Technip Energies	—	—	0.8	—	(27.7)

Income (loss) before net interest expense and income taxes	(22.7)	63.9	85.1	41.2	113.2
Net interest expense	(30.3)	(18.7)	(27.7)	(49.0)	(61.6)
Loss on early extinguishment of debt	—	—	(29.8)	—	(29.8)

Income (loss) before income taxes	(53.0)	45.2	27.6	(7.8)	21.8
Provision for income taxes	43.3	37.4	19.8	80.7	48.3

Income (loss) from continuing operations	(96.3)	7.8	7.8	(88.5)	(26.5)
(Income) loss from continuing operations attributable to non-controlling interests	9.1	(7.4)	(5.7)	1.7	(13.7)
Income (loss) from continuing operations attributable to TechnipFMC plc	(87.2)	0.4	2.1	(86.8)	(40.2)

Loss from discontinued operations	—	—	—	—	(19.4)
Net income (loss) attributable to TechnipFMC plc	$(87.2)	$0.4	$2.1	$(86.8)	$(59.6)

Earnings (loss) per share from continuing operations
Basic and diluted	$(0.20)	$0.00	$0.00	$(0.20)	$(0.09)

Earnings (loss) per share from discontinued operations
Basic and diluted	$0.00	$0.00	$0.00	$0.00	$(0.04)

Earnings (loss) per share attributable to TechnipFMC plc
Basic and diluted	$(0.20)	$0.00	$0.00	$(0.20)	$(0.13)

Weighted average shares outstanding:
Basic	440.1	442.1	452.2	441.1	451.6
Diluted	440.1	455.0	456.8	441.1	451.6

TechnipFMC.com	Page 13 of 28

Exhibit 2
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)

	(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Segment revenue
Subsea	$1,618.4	$1,387.6	$1,414.6	$3,006.0	$2,703.7
Surface Technologies	353.8	329.8	302.6	683.6	569.3
Total segment revenue	$1,972.2	$1,717.4	$1,717.2	$3,689.6	$3,273.0

Segment operating profit
Subsea	$153.4	$66.8	$97.1	$220.2	$151.1
Surface Technologies	25.7	22.4	10.0	48.1	13.7
Total segment operating profit	179.1	89.2	107.1	268.3	164.8

Corporate items
Corporate expense(1)	$(153.5)	$(27.4)	$(22.0)	$(180.9)	$(51.5)
Net interest expense	(30.3)	(18.7)	(57.5)	(49.0)	(91.4)
Income (loss) from investment in Technip Energies	—	—	0.8	—	(27.7)
Foreign exchange gains (losses)	(48.3)	2.1	(0.8)	(46.2)	27.6
Total corporate items	(232.1)	(44.0)	(79.5)	(276.1)	(143.0)

Income (loss) before income taxes(2)	$(53.0)	$45.2	$27.6	$(7.8)	$21.8

(1)    Corporate expense primarily includes the non-recurring legal settlement charges, corporate staff expenses, share-based compensation expenses, and other employee benefits.
(2)    Includes amounts attributable to non-controlling interests.

TechnipFMC.com	Page 14 of 28

Exhibit 3
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended			Six Months Ended
Inbound Orders (1)	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022

Subsea	$4,114.5	$2,536.5	$1,928.0	$6,651.0	$3,821.6
Surface Technologies	332.8	322.4	273.7	655.2	565.0
Total inbound orders	$4,447.3	$2,858.9	$2,201.7	$7,306.2	$4,386.6

Order Backlog (2)	June 30, 2023	March 31, 2023	June 30, 2022

Subsea	$12,088.5	$9,395.3	$7,926.3
Surface Technologies	1,190.1	1,212.1	1,113.1
Total order backlog	$13,278.6	$10,607.4	$9,039.4

(1)    Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.
(2)    Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

TechnipFMC.com	Page 15 of 28

Exhibit 4
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	(Unaudited)
	June 30, 2023	December 31, 2022

Cash and cash equivalents	$585.2	$1,057.1
Trade receivables, net	1,206.2	966.5
Contract assets, net	1,266.5	981.6
Inventories, net	1,158.2	1,039.7
Other current assets	1,026.0	943.8
Total current assets	5,242.1	4,988.7

Property, plant and equipment, net	2,350.5	2,354.9
Intangible assets, net	673.9	716.0
Other assets	1,366.4	1,384.7
Total assets	$9,632.9	$9,444.3

Short-term debt and current portion of long-term debt	$429.5	$367.3
Accounts payable, trade	1,516.5	1,282.8
Contract liabilities	1,219.0	1,156.4
Other current liabilities	1,273.0	1,367.8
Total current liabilities	4,438.0	4,174.3

Long-term debt, less current portion	999.7	999.3
Other liabilities	1,064.0	994.0
TechnipFMC plc stockholders’ equity	3,099.6	3,240.2
Non-controlling interests	31.6	36.5
Total liabilities and equity	$9,632.9	$9,444.3

TechnipFMC.com	Page 16 of 28

Exhibit 5
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

(In millions)	Three Months Ended June 30,	Six Months Ended June 30,
	2023	2023	2022
Cash provided (required) by operating activities
Net (loss)	$(96.3)	$(88.5)	$(45.9)
Net loss from discontinued operations	—	—	19.4
Adjustments to reconcile income (loss) from continuing operations to cash provided (required) by operating activities
Depreciation and amortization	97.0	190.0	189.9
Loss from investment in Technip Energies	—	—	27.7
Income from equity affiliates, net of dividends received	(1.2)	(15.4)	(9.3)
Loss on early extinguishment of debt	—	—	29.8
Other non-cash items, net	(6.1)	11.9	46.5
Working capital(1)	198.0	(286.8)	(686.2)
Other non-current assets and liabilities, net	(35.2)	(41.2)	1.8
Cash provided (required) by operating activities	156.2	(230.0)	(426.3)

Cash provided (required) by investing activities
Capital expenditures	(52.8)	(110.1)	(63.4)
Proceeds from sale of investment in Technip Energies	—	—	288.5
Other investing activities for ER	26.2	30.7	4.4
Cash provided (required) by investing activities	(26.6)	(79.4)	229.5

Cash required by financing activities
Net decrease in short-term debt	(16.9)	(26.1)	(173.5)
Cash settlement for derivative hedging debt	(17.2)	(30.1)	—
Net change in revolving credit facility	50.0	50.0	170.0
Repayments of long-term debt	—	—	(451.7)
Share repurchases	(50.0)	(100.0)	—
Other financing activities	(20.2)	(35.6)	(5.5)
Cash required by financing activities	(54.3)	(141.8)	(460.7)
Effect of changes in foreign exchange rates on cash and cash equivalents	(12.4)	(20.7)	15.0
Change in cash and cash equivalents	62.9	(471.9)	(642.5)
Cash and cash equivalents, beginning of period	522.3	1,057.1	1,327.4
Cash and cash equivalents, end of period	$585.2	$585.2	$684.9
(1)    Working capital includes receivables, payables, inventories and other current assets and liabilities.

TechnipFMC.com	Page 17 of 28

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the second quarter 2023 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year or sequential basis. Income (loss) from continuing operations attributable to TechnipFMC plc, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits (“Adjusted Operating profit”); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits (“Adjusted EBITDA”); and Adjusted EBITDA, excluding foreign exchange gains or losses, net; Adjusted EBITDA margin; Adjusted EBITDA margin, excluding foreign exchange, net; Corporate expense, excluding charges and credits; Foreign exchange, net and other, excluding charges and credits; and net debt) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	June 30, 2023
	Income (loss) from continuing operations attributable to TechnipFMC plc	Loss attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(87.2)	$(9.1)	$43.3	$30.3	$(22.7)	$97.0	$74.3

Charges and (credits):
Restructuring and other charges	4.7	—	0.4	—	5.1	—	5.1
Non-recurring legal settlement charges	126.5	—	—	—	126.5	—	126.5
Adjusted financial measures	$44.0	$(9.1)	$43.7	$30.3	$108.9	$97.0	$205.9

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.20)
Adjusted diluted earnings per share from continuing operations attributable to TechnipFMC plc	$0.10

	Three Months Ended
	March 31, 2023
	Income from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$0.4	$7.4	$37.4	$18.7	$63.9	$93.0	$156.9

Charges and (credits):
Restructuring and other charges	0.6	—	—	—	0.6	—	0.6
Adjusted financial measures	$1.0	$7.4	$37.4	$18.7	$64.5	$93.0	$157.5

Diluted earnings (loss) per share from continuing operations attributable to TechnipFMC plc, as reported	$0.00
Adjusted diluted earnings (loss) per share from continuing operations attributable to TechnipFMC plc	$0.00

TechnipFMC.com	Page 18 of 28

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	June 30, 2022
	Income from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$2.1	$5.7	$19.8	$57.5	$85.1	$94.0	$179.1

Charges and (credits):
Restructuring and other charges	7.1	—	1.1	—	8.2	—	8.2
Income from investment in Technip Energies	(0.8)	—	—	—	(0.8)	—	(0.8)
Adjusted financial measures	$8.4	$5.7	$20.9	$57.5	$92.5	$94.0	$186.5

Diluted earnings per share from continuing operations attributable to TechnipFMC plc, as reported	$0.00
Adjusted diluted earnings per share from continuing operations attributable to TechnipFMC plc	$0.02

TechnipFMC.com	Page 19 of 28

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the second quarter 2023 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year or sequential basis. Income (loss) from continuing operations attributable to TechnipFMC plc, excluding charges and credits, as well as measures derived from it (including diluted income (loss) per share from continuing operations attributable to TechnipFMC plc, excluding charges and credits); Income before net interest expense and taxes, excluding charges and credits (Adjusted Operating profit); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits (Adjusted EBITDA and Adjusted EBITDA, excluding foreign exchange, net); Adjusted EBITDA margin; Adjusted EBITDA margin, excluding foreign exchange, net; Corporate expense, excluding charges and credits; Foreign exchange, net and other, excluding charges and credits; and net debt, or cash are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Six Months Ended
	June 30, 2023
	Income (loss) from continuing operations attributable to TechnipFMC plc	Loss attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(86.8)	$(1.7)	$80.7	$49.0	$41.2	$190.0	$231.2

Charges and (credits):
Restructuring and other charges	5.3	—	0.4	—	5.7	—	5.7
Non-recurring legal settlement charges	126.5	—	—		126.5	—	126.5
Adjusted financial measures	$45.0	$(1.7)	$81.1	$49.0	$173.4	$190.0	$363.4

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.20)
Adjusted diluted earnings per share from continuing operations attributable to TechnipFMC plc	$0.10

TechnipFMC.com	Page 20 of 28

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Six Months Ended
	June 30, 2022
	Loss from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(40.2)	$13.7	$48.3	$91.4	$113.2	$189.9	$303.1

Charges and (credits):
Impairment and other charges	1.1	—	—	—	1.1	—	1.1
Restructuring and other charges	6.8	—	1.3	—	8.1	—	8.1
Loss from Investment in Technip Energies	27.7	—	—	—	27.7	—	27.7
Adjusted financial measures	$(4.6)	$13.7	$49.6	$91.4	$150.1	$189.9	$340.0

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.09)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.01)

TechnipFMC.com	Page 21 of 28

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	June 30, 2023
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$1,618.4	$353.8	$—	$—	$1,972.2

Operating profit (loss), as reported (pre-tax)	$153.4	$25.7	$(153.5)	$(48.3)	$(22.7)

Charges and (credits):
Restructuring and other charges	0.5	4.6	—	—	5.1
Non-recurring legal settlement charges	—	—	126.5	—	126.5
Subtotal	0.5	4.6	126.5	—	131.6

Adjusted Operating profit (loss)	153.9	30.3	(27.0)	(48.3)	108.9

Depreciation and amortization	79.9	16.6	0.5	—	97.0

Adjusted EBITDA	$233.8	$46.9	$(26.5)	$(48.3)	$205.9

Foreign exchange, net	0.0	0.0	0.0	48.3	48.3

Adjusted EBITDA, excluding foreign exchange, net	$233.8	$46.9	$(26.5)	$—	$254.2

Operating profit margin, as reported	9.5%	7.3%			-1.2%

Adjusted Operating profit margin	9.5%	8.6%			5.5%

Adjusted EBITDA margin	14.4%	13.3%			10.4%

Adjusted EBITDA margin, excluding foreign exchange, net	14.4%	13.3%			12.9%

TechnipFMC.com	Page 22 of 28

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	March 31, 2023
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$1,387.6	$329.8	$—	$—	$1,717.4

Operating profit (loss), as reported (pre-tax)	$66.8	$22.4	$(27.4)	$2.1	$63.9

Charges and (credits):
Restructuring and other charges	(0.1)	0.7	—	—	0.6
Subtotal	(0.1)	0.7	—	—	0.6

Adjusted Operating profit (loss)	66.7	23.1	(27.4)	2.1	64.5

Depreciation and amortization	75.2	17.2	0.6	—	93.0

Adjusted EBITDA	$141.9	$40.3	$(26.8)	$2.1	$157.5

Foreign exchange, net	—	—	—	(2.1)	(2.1)

Adjusted EBITDA, excluding foreign exchange, net	$141.9	$40.3	$(26.8)	$—	$155.4

Operating profit margin, as reported	4.8%	6.8%			3.7%

Adjusted Operating profit margin	4.8%	7.0%			3.8%

Adjusted EBITDA margin	10.2%	12.2%			9.2%

Adjusted EBITDA margin, excluding foreign exchange, net	10.2%	12.2%			9.0%

TechnipFMC.com	Page 23 of 28

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	June 30, 2022
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$1,414.6	$302.6	$—	$—	$1,717.2

Operating profit (loss), as reported (pre-tax)	$97.1	$10.0	$(22.0)	$—	$85.1

Charges and (credits):
Restructuring and other charges	2.6	5.4	0.2	—	8.2
Income from investment in Technip Energies	—	—	—	(0.8)	(0.8)
Subtotal	2.6	5.4	0.2	(0.8)	7.4

Adjusted Operating profit (loss)	99.7	15.4	(21.8)	(0.8)	92.5

Depreciation and amortization	76.3	17.0	0.7	—	94.0

Adjusted EBITDA	$176.0	$32.4	$(21.1)	$(0.8)	$186.5

Foreign exchange, net	—	—	—	0.8	0.8

Adjusted EBITDA, excluding foreign exchange, net	$176.0	$32.4	$(21.1)	$—	$187.3

Operating profit margin, as reported	6.9%	3.3%			5.0%

Adjusted Operating profit margin	7.0%	5.1%			5.4%

Adjusted EBITDA margin	12.4%	10.7%			10.9%

Adjusted EBITDA margin, excluding foreign exchange, net	12.4%	10.7%			10.9%

TechnipFMC.com	Page 24 of 28

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Six Months Ended
	June 30, 2023
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$3,006.0	$683.6	$—	$—	$3,689.6

Operating profit (loss), as reported (pre-tax)	$220.2	$48.1	$(180.9)	$(46.2)	$41.2

Charges and (credits):
Restructuring and other charges	0.4	5.3	—	—	5.7
Non-recurring legal settlement charges	—	—	126.5	—	126.5
Subtotal	0.4	5.3	126.5	—	132.2

Adjusted operating profit (loss)	220.6	53.4	(54.4)	(46.2)	173.4

Depreciation and amortization	155.1	33.8	1.1	—	190.0

Adjusted EBITDA	$375.7	$87.2	$(53.3)	$(46.2)	$363.4

Foreign exchange, net	—	—	—	46.2	46.2

Adjusted EBITDA, excluding foreign exchange, net	$375.7	$87.2	$(53.3)	$—	$409.6

Operating profit margin, as reported	7.3%	7.0%			1.1%

Adjusted operating profit margin	7.3%	7.8%			4.7%

Adjusted EBITDA margin	12.5%	12.8%			9.8%

Adjusted EBITDA margin, excluding foreign exchange, net	12.5%	12.8%			11.1%

TechnipFMC.com	Page 25 of 28

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Six Months Ended
	June 30, 2022
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$2,703.7	$569.3	$—	$—	$3,273.0

Operating loss, as reported (pre-tax)	$151.1	$13.7	$(51.5)	$(0.1)	$113.2

Charges and (credits):
Impairment and other charges	—	1.1	—	—	1.1
Restructuring and other charges	(0.8)	5.9	3.0	—	8.1
Loss from investment in Technip Energies	—	—	—	27.7	27.7
Subtotal	(0.8)	7.0	3.0	27.7	36.9

Adjusted operating profit (loss)	150.3	20.7	(48.5)	27.6	150.1

Depreciation and amortization	154.7	33.7	1.5	—	189.9

Adjusted EBITDA	$305.0	$54.4	$(47.0)	$27.6	$340.0

Foreign exchange, net	—	—	—	(27.6)	(27.6)

Adjusted EBITDA, excluding foreign exchange, net	$305.0	$54.4	$(47.0)	$—	$312.4

Operating profit margin, as reported	5.6%	2.4%			3.5%

Adjusted operating profit margin	5.6%	3.6%			4.6%

Adjusted EBITDA margin	11.3%	9.6%			10.4%

Adjusted EBITDA margin, excluding foreign exchange, net	11.3%	9.6%			9.5%

TechnipFMC.com	Page 26 of 28

Exhibit 10
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	June 30,	March 31,	June 30,
	2023	2023	2022
Cash and cash equivalents	$585.2	$522.3	$684.9
Short-term debt and current portion of long-term debt	(429.5)	(385.0)	(104.0)
Long-term debt, less current portion	(999.7)	(1,005.7)	(1,370.7)
Net debt	$(844.0)	$(868.4)	$(789.8)

Net (debt) cash is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate our capital structure and financial leverage. We believe net debt, or net cash, is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. Net (debt) cash should not be considered an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with U.S. GAAP or as an indicator of our operating performance or liquidity.

TechnipFMC.com	Page 27 of 28

Exhibit 11
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
	2023	2023	2022
Cash provided (required) by operating activities from continuing operations	$156.2	$(230.0)	$(426.3)
Capital expenditures	(52.8)	(110.1)	(63.4)
Free cash flow (deficit) from continuing operations	$103.4	$(340.1)	$(489.7)

Free cash flow (deficit) from continuing operations, is a non-GAAP financial measure and is defined as cash provided (required) by operating activities less capital expenditures. Management uses this non-GAAP financial measure to evaluate our financial condition. We believe from continuing operations, free cash flow (deficit) from continuing operations is a meaningful financial measure that may assist investors in understanding our financial condition and results of operations.

TechnipFMC.com	Page 28 of 28